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***THIS EXHIBIT HAS BEEN FILED IN REDACTED FORM PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT. A COMPLETE COPY OF THIS EXHIBIT HAS BEEN FILED IN UNREDACTED FORM WITH THE SECURITIES AND EXCHANGE COMMISSION.



                       ENTERTAINMENT PRODUCTION AGREEMENT


         THIS ENTERTAINMENT PRODUCTION AGREEMENT (the "Agreement"), made and entered into this 8th day of December, 1995, at Las Vegas, Nevada by and between IMPERIAL PALACE, INC., a Nevada corporation (hereinafter "IMPERIAL PALACE"), and JOHN W. STUART, an individual ("STUART"), and LEGENDS IN CONCERT, INC., a Nevada corporation (hereinafter referred to as "LEGENDS").

                               W I T N E S S E T H

         WHEREAS, IMPERIAL PALACE is the owner of a resort hotel, now existing in Clark County, Nevada, known as the IMPERIAL PALACE Hotel and Casino (hereinafter "Hotel");

         WHEREAS, on or about May 1, 1985, IMPERIAL PALACE entered into an agreement with STUART under which STUART was permitted to use the Hotel's Imperial Theater (the "Theater") for public presentation of the Production on an ongoing basis;

         WHEREAS, subsequently, STUART has assigned the May 1, 1985 agreement to LEGENDS, and LEGENDS has assumed and agreed to perform each and all of the obligations and responsibilities of STUART under the May 1, 1985 agreement, and LEGENDS is currently the producer of the production show entitled "Legends in Concert" (hereinafter "Production");

         WHEREAS, subsequent to May 1, 1985, STUART, and subsequently LEGENDS, have used the Theater on a regular basis for a public presentation of the Production;

         WHEREAS, IMPERIAL PALACE, STUART and LEGENDS have subsequently modified the May 1, 1985 agreement, both orally and in writing, on various occasions;

         WHEREAS, it is the intent of the parties hereto, in executing this Agreement, to restate, supersede, and replace the agreement of May 1, 1985, as amended from time to time, to resolve any and all disagreements and disputes that have arisen between IMPERIAL PALACE, on the one hand, and STUART and LEGENDS, on the other hand, and to establish new terms and conditions for LEGENDS' use of the Theater from the date of this Agreement forward;

         NOW, THEREFORE, in consideration of the terms, covenants, conditions and provisions hereafter set forth, and for other good and valuable consideration, it is hereby agreed by and between IMPERIAL PALACE and LEGENDS as follows:

         1. Grant and Acceptance of Right to Use Theater. IMPERIAL PALACE hereby grants to LEGENDS, during the term of this Agreement, the right to use the Theater for purposes of publicly presenting the Production, subject to the further terms and provisions of this Agreement. LEGENDS, in turn, hereby agrees to accept and use the Theater in publicly presenting the Production, subject to the further terms and provisions of this Agreement.





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         2. Nature of Relationship. LEGENDS is, and shall be in the performance of all duties and responsibilities arising under this Agreement, an independent contractor. The right of LEGENDS to use the Theater as granted herein is in the nature of a revocable non-exclusive license. No term or provision in this Agreement, nor any method or manner of payment hereunder, shall be deemed to create any relationship between LEGENDS and IMPERIAL PALACE, other than that expressed in this paragraph. Under no circumstance shall this Agreement be deemed or construed to create any relationship of the nature of a joint venture, partnership, or landlord/tenant between IMPERIAL PALACE and LEGENDS. Neither LEGENDS nor the staff and employees of LEGENDS shall be deemed or construed, at any time, under any circumstances, or in any way, to be employees, agents, representatives or personnel of IMPERIAL PALACE or the Hotel.

         3. Attributes of the Production. The Production shall consist of a tribute to the legends of American pop music, entitled "Legends In Concert", and shall consist of artists impersonating or recreating such legendary superstars as Elvis Presley, Cher, Madonna, Sammy Davis Jr., Whitney Houston, Neil Diamond, and others with the prior approval of both IMPERIAL PALACE and LEGENDS. A seven
(7) piece orchestra will perform as a back-up group for the artists. Not less than six (6) artists will perform in each showing of the Production, with each featured artist being on stage for approximately fifteen (15) minutes. The Production shall, with the prior approval of both IMPERIAL PALACE and LEGENDS, employ special effects equipment including, but without limitation, mist machines, strobe lights, accent lighting, and holographic effects. The Production will be presented in a form, style, and format which meets or surpasses the generally accepted quality and performance standards for variety shows and reviews presented in Las Vegas, Nevada, in theaters of similar size.

         4. Performance of Production. The Production shall be performed, in its entirety, two (2) times each day, six (6) days a week. The first performance of the Production will commence at approximately 7:30 o'clock p.m. The second performance of the Production will commence at approximately 10:30 o'clock p.m. Unless and until otherwise agreed, in writing, by and between IMPERIAL PALACE and LEGENDS, there will be no showings of the Production on Sunday night.

         5. Determination and Approval of the Production's Content. The content of the Production shall be set and established by LEGENDS with the written approval of IMPERIAL PALACE. LEGENDS may vary the format of the Production from time to time to enhance the Production and further the interests of both LEGENDS and IMPERIAL PALACE; however, material changes in the Production's content and/or format shall be made only with the prior written consent and approval of IMPERIAL PALACE. For purposes of this paragraph, material changes in the Production's content and format shall be deemed to include, without limitation:

                  a. The substitution or replacement of any artist who has been engaged to impersonate or recreate a legendary superstar;

                  b. The addition of any legendary superstar to the Production as performed for the public; and,

                  c. The deletion of any legendary superstar from the Production as performed for the public.

It is understood and acknowledged by and between LEGENDS and IMPERIAL PALACE that the purpose of the approval right that is granted to IMPERIAL PALACE in this paragraph is to enable IMPERIAL PALACE to control the quality of the Production that is being made available to its clientele and guests, so as to preserve its reputation as a gaming hotel and resort in the eyes of the public.

         6. Term. This Agreement shall be effective as of the date that it is executed by both IMPERIAL PALACE, STUART and LEGENDS, and shall remain in full force and effect until it is terminated pursuant to Paragraph 19 hereinbelow.

         7. IMPERIAL PALACE'S DUTIES. IMPERIAL PALACE agrees to do the following in order to facilitate the public presentation of the Production as contemplated herein:

                           a. Make the Theater available to LEGENDS for rehearsals, auditions, and public presentation of the Production during the term of this Agreement. To that end, IMPERIAL PALACE shall provide, at its own cost, a new sound system, but otherwise shall provide only those fixtures customarily found in showrooms in Las Vegas, Nevada of a size and type comparable to the Theater, including normal lighting, seating, and table facilities. LEGENDS acknowledges that it is intimately familiar with the present condition of the Theater, and, with the exception of the new sound system, nothing herein shall be construed to require IMPERIAL PALACE to further improve or equip the Theater beyond the condition, as provided by IMPERIAL PALACE, that exists on the date this Agreement is executed.

                           b. Make available to LEGENDS such stage production personnel as IMPERIAL PALACE determines are necessary for the efficient preparation and presentation of the Production in the Theater. The term "stage production personnel", as it is used in this Agreement, includes stage hands, lighting crew personnel, sound crew personnel, and a stage technical director ("Technical Director"). All costs incurred by IMPERIAL PALACE in furnishing such stage production personnel, including salaries, taxes, and benefits paid, shall be borne by LEGENDS and shall be reimbursed to or deducted by IMPERIAL PALACE weekly from proceeds that are otherwise distributable to LEGENDS from the Production as calculated pursuant to paragraph 13 hereinbelow.

                           c. Provide beverage service in the Theater during the presentation of the Production. Each holder of a ticket to the Production shall be entitled to receive two (2) cocktails, beers, or fruit juices, or one (1) polynesian cocktail, or one-half (1/2) share of a bottle of wine during the presentation of the Production as a standard policy in the Theater. Additional beverages will be made available for purchase at current showroom beverage prices. All beverage costs shall be borne by IMPERIAL PALACE. All beverage income shall belong exclusively to the IMPERIAL PALACE.

                           d. Provide such cocktail servers, captains, ushers, maitre d', clean-up personnel, ticket sellers, cashiers, and bar tenders as are reasonably necessary to assist and serve the needs of patrons of the Production in connection with and during the public presentation of the Production. All costs incurred by IMPERIAL PALACE in furnishing the personnel referenced in this subparagraph shall be borne by IMPERIAL PALACE.

                           e. Provide a showroom reservation booth which shall be located in the Hotel's casino. IMPERIAL PALACE will instruct ticket sellers at the showroom reservation booth to suggest the Production before any other show unless the patron or customer requests a specific show. All costs incurred by IMPERIAL PALACE in furnishing the reservation booth and ticket sellers referenced in this subparagraph shall be borne by IMPERIAL PALACE.

                           f. Provide, for LEGENDS' use, sufficient office space upon the Hotel premises to accommodate two desks; provided, however, LEGENDS shall bear all expense incurred in equipping the office space.

                           g. Provide, for LEGENDS' use, up to two hotel rooms at no cost to LEGENDS for the temporary use by cast members of the Production in order to further promote and improve the Production at the IMPERIAL PALACE. The hotel rooms shall not be used for the convenience of those cast members who are to be used for other shows in locations outside of the IMPERIAL PALACE or for the convenience or promotion of other such shows or productions; however, the rooms may be used for auditioning artists for the IMPERIAL PALACE show or for temporary replacements of cast members during leaves and vacations for the Production at the IMPERIAL PALACE.

                  h. Provide, for the performing artists and members of the orchestra, one meal per working day in the IMPERIAL PALACE employees' cafeteria for performing artists and orchestra members currently performing or working in the Production.

         8. LEGENDS' Duties. LEGENDS agrees to do the following in furtherance of the public presentation of the Production as contemplated herein:

                  a. Present the Production for public viewing in the Theater in the manner and at the times specified in paragraphs 3 and 4 hereinabove.

                  b. Revise the Production with the cooperation and the approval of the IMPERIAL PALACE in order to provide a "fresh look" onstage by way of updating, modernizing, repainting and freshening existing and by adding new stage backdrops, staging aids and other facilities utilized in the Production for the purposes of providing a "modernized" and "fresh" and "new" look to the Production.

                           c. Provide all special effects equipment necessary to the presentation of the Production (with the exception of the new sound system to be provided by IMPERIAL PALACE), including, without limitation, mist systems, strobe lights, accent lighting, lasers and other special effects lighting, and holographic effects. LEGENDS shall bear all costs and expenses incurred in procuring and providing the balance of the special effects equipment. During the term of this Agreement, LEGENDS shall make all of the aforesaid special effects equipment available for IMPERIAL PALACE's use without charge when the Theater is not being used by LEGENDS for rehearsals, auditions, and/or the public presentation of the Production.

                           d. Retain, employ, and provide all artists, musicians, cast members and choreographers, and purchase or otherwise furnish all costumes, sets and other items of personal property and equipment necessary to prepare and present the Production.

                           e. Bear sole responsibility for, and pay when due, all federal income tax withholding, FICA, Social Security, worker's compensation and payroll taxes incurred on behalf of or in connection with LEGENDS' employees and personnel. Upon request, LEGENDS shall provide evidence of a nature that is satisfactory to IMPERIAL PALACE establishing that all of the foregoing payroll expenses have been and are being paid in a timely manner.

                           f. Process for identification purposes, all persons performing in or otherwise associated with the Production, including all members of LEGENDS' staff, through IMPERIAL PALACE's personnel office. All said persons shall then be provided identification badges which shall be presented to IMPERIAL PALACE personnel upon request when said persons are in any area restricted to employees or guests of the Hotel. In order to enable IMPERIAL PALACE to maintain a consistent level of service for Hotel patrons, LEGENDS shall take all steps necessary to insure that LEGENDS's staff, employees and personnel abide by all rules and codes of conduct imposed for Hotel employees while upon the Hotel premises.

                           g. Subject to the provisions of paragraph 11 hereinbelow, promote and provide advertising for the Production.

                           h. Obtain, and present to IMPERIAL PALACE on request, all licenses, permits, accounts, and other authorizations necessary for LEGENDS to act as an employer and/or to present the Production in the Theater in Las Vegas, Clark County, Nevada on an ongoing basis. Without limitation, the foregoing shall specifically be deemed to include all business licenses, federal identification numbers, State Industrial Insurance System numbers and/or accounts, registration with the Nevada

         Employment Security Department, and all other acts necessary to achieve full compliance with the regulations and requirements of any governmental body or agency having jurisdiction over any aspect of the presentation of the Production in the Theater.

                           i. Obtain, pay for and maintain, in full force and effect, throughout the term of this Agreement all licenses, approvals and royalties, including ASCAP, BMI and other similar licensing entities, and all other rights necessary to the performance of the Production without infringement upon or violation of estate property rights, copyrights, patents and/or other ownership interests in or affecting the legendary superstars and/or the subject matter of the Production.

                           j. Obtain and maintain in full force and effect throughout the term of this Agreement, at LEGENDS' sole expense, a policy of liability insurance insuring IMPERIAL PALACE, as an additional named insured, against liability to the public for injury or damage to the persons or property of LEGENDS's employees and staff, showroom personnel, stage crew members, patrons of the Production, and all other persons who are on the premises of the Theater for any reason during any audition for, or rehearsal or performance of the Production, or at any other time that LEGENDS has access to and is using the Theater. Said insurance coverage shall have policy limits of not less than One Million Dollars ($1,000,000) per occurrence, and Two Million Dollars ($2,000,000) per policy period. All insurance policies shall be written and issued by companies satisfactory to IMPERIAL PALACE and licensed to transact business in the State of Nevada, and all policies shall contain a waiver of subrogation against IMPERIAL PALACE. The insurance policy required of LEGENDS hereunder shall be written in such a manner as to protect the interests of both IMPERIAL PALACE and LEGENDS. LEGENDS shall provide IMPERIAL PALACE with either the original or a duplicate original of the policy of insurance required hereunder. All policies of insurance obtained pursuant to this paragraph shall not be subject to cancellation by the insurer or LEGENDS unless and until IMPERIAL PALACE has been given thirty (30) days advance written notice of such cancellation. In the event that LEGENDS fails to obtain or maintain any insurance required hereunder, IMPERIAL PALACE may obtain such insurance, and the cost thereof shall be borne by LEGENDS and shall be payable to IMPERIAL PALACE within ten (10) days following IMPERIAL PALACE's submission of its invoice to LEGENDS for the insurance policy premium. The foregoing notwithstanding, nothing herein shall be deemed to require IMPERIAL PALACE to obtain the requisite insurance on LEGENDS's behalf. IMPERIAL PALACE may purchase liability insurance in excess of the amounts stated hereinabove, in the exercise of its discretion.

                           k. Make the artists and other cast members of the Production available to participate in promotional activities, and such other ceremonies or festivities as may be sponsored by IMPERIAL PALACE in its discretion from time to time during the term of this Agreement.

                           l. Unless otherwise specifically indicated in this Agreement, assume responsibility for, and pay and satisfy all costs and expenses that in any way relate to preparations for and/or the public presentation of the Production in the Hotel's Theater.

         9. LEGENDS' Covenants, Representations, and Warranties. LEGENDS covenants, warrants, and represents to IMPERIAL PALACE in connection with this Agreement, as follows:

                  a. That LEGENDS has all power and authority necessary to enter into this Agreement, and to render a full and complete performance pursuant to the terms hereof.

                           b. Except for claims arising from acts or omissions of IMPERIAL PALACE employees which shall be the responsibility of IMPERIAL PALACE, that LEGENDS will defend, indemnify, save and hold IMPERIAL PALACE and the Hotel free, clear, and harmless from and against any and all claims, liability, loss, and/or expenses arising out of or by reason of the acts, omissions, or negligence of LEGENDS and/or his agents, employees, servants, contractors, licensees, customers, or business invitees which in any way relate to the Production, or which arise from any accident, injury, or damage, howsoever and by whomsoever caused, to any person or property whatsoever, occurring in, upon or about the premises of the Theater, or any portion thereof, during any audition for, or rehearsal or performance of the Production, or at any other time when the Theater is being used by LEGENDS. In the event that any suit, action or proceeding is brought against IMPERIAL PALACE by reason of such claim, LEGENDS shall, upon receipt of notice from IMPERIAL PALACE, resist or defend such action or proceeding with the assistance of counsel chosen by IMPERIAL PALACE, and LEGENDS shall bear all costs and expenses relating thereto.

                  c. That LEGENDS has procured all licenses, rights, and approvals necessary to performance of the Production without interference with or infringement upon estate property rights, copyrights, patents, and/or any other compensable rights held by any and all persons or entities whatsoever.

                  d. That LEGENDS will save, defend, indemnify, and hold IMPERIAL PALACE and its officers, directors, agents, representatives, employees, heirs, and assignees harmless from and against any and all actions, demands, causes of action, judgments, liability, damages, penalties, losses, and expenses (including attorneys' fees and costs) which may be suffered by or asserted against IMPERIAL PALACE by reason of any actions of STUART or LEGENDS hereunder or arising as a result thereof or due to any breach of any express or implied warranty arising hereunder.

         10. Rehearsals and Auditions. LEGENDS' use of the Theater for rehearsals and auditions shall be limited exclusively to rehearsals and auditions for, and which relate to, the Production at the IMPERIAL PALACE. LEGENDS shall cause that all rehearsals and auditions in the Theater be conducted between the hours of 10:00 a.m. and 5:00 p.m., where possible, and in every event said rehearsals and auditions shall be concluded no later than one
(1) hour before the time set for commencement of any showing of the Production. Rehearsals, auditions and work on the Theater stage shall be scheduled through and approved by the Showroom Manager. A minimum of one (1) day's advance notice will be given by LEGENDS if the presence of any stage production personnel is required for any scheduled rehearsal, audition or work on the Theater stage, and the decision of whether to make IMPERIAL PALACE stage production personnel available for those purposes will be in the Showroom Manager's sole discretion.

         11. Advertising and Publicity. All advertising of the Production created by LEGENDS during the term of this Agreement shall be subject to the prior reasonable written consent and approval of IMPERIAL PALACE prior to public dissemination of any such advertisement or publicity. The foregoing notwithstanding, IMPERIAL PALACE is expressly granted a continuing right to use, and to authorize others to use, with or without LEGENDS' consent, the name and likeness of LEGENDS, the Production and/or any and all artists and other Production cast members to advertise and publicize the Hotel and/or the engagement of the Production at the Hotel in any and all media. It is agreed that advertising of the Production will continue generally along the same lines as in the past.

         12. Admission Price. The price of public admission to performances of the Production in the Theater ("Admission Fee") will be set and established from time to time with the prior written consent and approval of both IMPERIAL PALACE and LEGENDS. Effective as of the date of this Agreement, and unless and until modified, the Admission Fee shall be Twenty-Nine and 50/100 Dollars ($29.50), including taxes and gratuities. It is understood and agreed by and between LEGENDS and IMPERIAL PALACE that a discounted ticket price may be established with the mutual consent of the parties for wholesale ticket sales. Provided, however, every Admission Fee and discounted wholesale ticket price shall include all applicable taxes, gratuities and cocktails.

         13. Collection and Disbursement of Revenues. It shall be the sole right and responsibility of IMPERIAL PALACE to collect Admission Fees, wholesale ticket sales proceeds, beverage charges, and all other proceeds derived from or in connection with the Production. IMPERIAL PALACE shall make accountings to LEGENDS on a weekly basis summarizing the costs incurred and the gross revenues derived from or in connection with the Production, the backup data for which LEGENDS shall be entitled to examine and review in a reasonable manner. The weekly accountings shall further disclose the manner of disbursement of all proceeds derived from or in connection with the Production. By the execution of this Agreement, the undersigned acknowledge their consent to disbursement of Admission Fees, wholesale ticket sales proceeds, beverage charges, and other proceeds from the Production in the following manner:


                           a. Admission Fees / Wholesale Ticket Sales Proceeds. IMPERIAL PALACE is expressly authorized and empowered to deduct and withhold the following sums from each Admission Fee and from the proceeds from each wholesale ticket sale:

                           i. An amount equal to all applicable taxes imposed by
                  taxing authorities in connection with the sale of the ticket;

                           ii. An amount equal to the established gratuity; and,

                           iii. The sum of [***] to cover beverage service costs
                  that are included in the Admission Fee and wholesale ticket price.





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                           The balance of the Admission Fees and/or proceeds
         from wholesale ticket sales shall be distributed to LEGENDS and IMPERIAL PALACE weekly on the basis of [***]for LEGENDS and [***]to IMPERIAL PALACE. Provided, however, IMPERIAL PALACE shall be entitled to deduct weekly, from funds available for distribution to LEGENDS under this paragraph, an amount equal to all unreimbursed costs incurred by IMPERIAL PALACE as contemplated in subparagraph 7(b) above. By way of example, assuming a $29.50 Admission Fee and the taxing and gratuity structure that exists as of the date of this Agreement, each Admission Fee would be applied and disbursed as follows:



                  Total Admission Fee:                                $ 29.50
                  Less:
                           Amount withheld for taxes                  (  2.65)

                           Amount withheld for gratuity               (  2.50)
                           Amount withheld for beverage cost          (  3.00)
                                                                      --------
                  Total Proceeds Available
                           for Distribution                           $ 21.35
                  Proceeds Distributable to LEGENDS*                  $ [***]*
                           [***]
                  Proceeds Distributable to
                           IMPERIAL PALACE                            $  [***]
                           [***]

                                    * Subject to reimbursement of costs incurred
                  by IMPERIAL PALACE for stage production personnel as contemplated in subparagraph 7(b) above.


                  b. Beverage Charges. IMPERIAL PALACE shall be entitled to [***] from beverage service and the sale of beverages in the Theater during the Production.

                  c. Merchandising Proceeds. The net profit from the sale of merchandise such as posters, tee-shirts and/or other apparel or souvenirs relating to or in connection with the Production shall be divided and disbursed to IMPERIAL PALACE and LEGENDS as follows:


                           i. If the merchandise is sold by LEGENDS at the
                  Theater, the net profits will be divided on the basis of [***] to LEGENDS and [***] to IMPERIAL PALACE.


                           ii. If the merchandise is sold by IMPERIAL PALACE
                  through the Hotel's gift shop or otherwise, the net profit will be divided between LEGENDS and IMPERIAL PALACE equally.

                           For the purpose of this subparagraph, "net profit" shall be calculated by deducting from gross sales the cost of goods sold (including shipping costs if applicable) and all taxes collected and incurred in connection with the sale of the merchandise. Notwithstanding the foregoing, it is understood and agreed that LEGENDS will not produce, market, distribute or cause to be distributed any item or merchandise relating to the Production without IMPERIAL PALACE's prior written consent and approval, both as to the nature of the merchandise and as to pricing schedules. IMPERIAL PALACE shall have the right to market any approved merchandise relating to the Production in the Hotel's gift shop in accordance with the approved pricing schedules.

                           d. Other Proceeds. All other proceeds derived from or in connection with the production, if any, shall be divided between IMPERIAL PALACE and LEGENDS on the basis of [***] for LEGENDS and [***] for IMPERIAL PALACE.

         14. BMI/ASCAP. LEGENDS shall bear responsibility for payment and satisfaction of all BMI and/or ASCAP charges and similar licensing and royalty charges assessed as result of or in connection with the public presentation of the Production.

         15. Complimentary Covers. IMPERIAL PALACE and LEGENDS shall each be entitled to issue up to two hundred forty (240) complimentary covers ("Comps") for performances of the Production each week. If either party issues more than two hundred forty (240) Comps in any week, the party issuing the excess Comps shall pay for the same at the full Admission Fee. As used herein the term "week" refers to seven (7) consecutive days commencing on Monday and running through the following Sunday.

         16. Exclusivity. During the term of this Agreement the Production, including each and all of the acts in the Production, shall remain exclusive to IMPERIAL PALACE for [***] unless IMPERIAL PALACE issues its prior written consent, in each instance, to a waiver of the requirements of this paragraph.

                           a. The consent of the IMPERIAL PALACE shall not be unreasonably withheld; however, LEGENDS agrees that in the event the IMPERIAL PALACE requests that LEGENDS utilize or distribute coded coupons to the audience at any such Production at a location other than the Hotel premises, LEGENDS agrees to do so, so that the Hotel can determine the potential benefits to the Hotel arising as a result of the presentation of the Production at locations other than the Hotel premises. Without limitation, the provisions of this paragraph shall be deemed to apply and preclude the presentation of the Production, or any one or more of the acts from the Production, at conventions, tradeshows, or other public gatherings at locations other than on the Hotel premises, as well as the use of Hotel stage hands or other employees for that purpose. Additionally, if this Agreement is terminated by LEGENDS, LEGENDS will not, without IMPERIAL PALACE's prior written consent, publicly present the Production or any part thereof in [***] for a period of [***] following the termination of this Agreement.

                           b. LEGENDS and STUART agree to cooperate in good faith with Hotel and/or Hotel's subsidiaries, so long as it is in the best interests of both LEGENDS and the Hotel, to create and present a similar production under similar terms at the hotel and casino facility presently under construction by Imperial Palace of Mississippi, Inc. in Biloxi, Mississippi.

         17. Remedies. Any failure, refusal or neglect on the part of LEGENDS (other than because of death or incapacity of STUART or force majeure) to perform the duties and obligations that are imposed under this Agreement, whether then existing or prospective, including any declaration by LEGENDS of an intention not to perform or present the Production as scheduled, shall render LEGENDS in default of this Agreement. In the event of any such default, IMPERIAL PALACE shall be entitled to exercise all rights and remedies available to it at law or in equity, including, without limitation, the remedy of specific performance.

         18. Termination of Agreement. This Agreement may be terminated as follows:

                           a. By either IMPERIAL PALACE or LEGENDS if there is a material default in performance of the duties and obligations arising under this Agreement, and the default is not cured within ten (10) days after the non-defaulting parties' service of written notice of default and demand for cure upon the defaulting party.

                           b. By IMPERIAL PALACE, in its sole discretion:

                                    i. Upon the giving of not less than eight
                  (8) weeks advance written notice of the intent to terminate to LEGENDS; or,

                                    ii. If the number of paying customers or
                  patrons of the Production, excluding complimentary covers, falls below two thousand, four hundred (2,400) persons per week, based on a six (6) show night week, for three (3) consecutive weeks;

                                    iii. In the event of the death of STUART;

                                    iv. In the event of the incapacity of
                  STUART, if that incapacity precludes LEGENDS from performing any duty or responsibility imposed hereunder for a period of seven (7) consecutive days; or,

                                    v. If there is any accident, fire,
                  explosion, casualty, epidemic, Act of God, strike, lockout, labor condition or unrest, unavailability of power or other utility or commodity, civil disturbance, riot, war, armed combat (whether or not there has been an official declaration of war), enactment of any law, issuance of any judicial order or decree, or any other occurrence beyond the parties control in the nature of force majeure which interrupts or materially hampers or interferes with the performance of the Production for a period of seven (7) consecutive days or more (force majeure).

         Upon termination of this Agreement pursuant to this paragraph IMPERIAL PALACE shall be released from all further obligations arising hereunder, with the sole exception of its obligations to pay such compensation, if any, as may have become due but was not paid prior to such termination.

         19. Condition of Theater Upon Termination. LEGENDS shall repair any and all deteriorations or injuries to the Theater occasioned by its failure to use ordinary care during the term of this Agreement.

         20. Removal of Personal Property. Any property which LEGENDS has brought to or installed in the Theater during the term of this Agreement shall be removed immediately upon the termination of this Agreement. In the event the property is not so removed within seven (7) days following the date of termination, IMPERIAL PALACE may have said property removed at a cost which will be borne by LEGENDS, or IMPERIAL PALACE may in its sole discretion retain the property as its own.

         21. Release. In consideration of the mutual execution of this Agreement, IMPERIAL PALACE, on the one hand, and STUART and LEGENDS, on the other hand, for themselves and each of them and their respective representatives, heirs, successors and assigns, do hereby release, acquit and discharge one another and their respective agents, employees, servants, officers, directors, stockholders, successors and assigns, and each of them where applicable, of and from any and all liability, claims, debts, demands, accounts, accountings, costs, fees, charges, obligations, actions, causes of action and claims for relief of every kind and nature, known and unknown, anticipated and unanticipated, suspected and unsuspected, past, present or future, which STUART, LEGENDS or IMPERIAL PALACE might otherwise have or have had to assert arising out of duties imposed or performances rendered by either LEGENDS or IMPERIAL PALACE in connection with the Production prior to the date of this Agreement under the terms of the pre-existing agreement between STUART and/or LEGENDS and IMPERIAL PALACE dated May 1, 1985, as amended from time to time.

         22. Compliance with Governing Law. In providing services hereunder, LEGENDS agrees to comply with, and to cause all personnel associated with the Production to comply with all applicable federal, state and local laws, rules, and regulations. LEGENDS acknowledges that he is aware that in the ownership and operation of the Hotel, IMPERIAL PALACE is subject to various business, regulatory and licensing authorities including, but not limited to, the Nevada Gaming Commission, the Nevada Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board (collectively, the "Nevada Gaming Authority"). LEGENDS agrees not to perform any act or fail to perform any act which would be or may result in violation of any law, rule or regulation of any of the Nevada Gaming Authorities. If there should arise any matter of any kind whatsoever in connection with this Agreement, the Production or LEGENDS which may, in the reasonable opinion of IMPERIAL PALACE jeopardize any governmental authorization or license, IMPERIAL PALACE shall have the right to terminate this Agreement immediately without any further obligation or liability whatsoever. If the Nevada Gaming Authorities require LEGENDS or any other personnel associated with the Production to submit applications for findings of suitability, or other information or documentation, or otherwise request LEGENDS or said personnel to respond pursuant to any investigation by nevada Gaming Authorities, LEGENDS covenants and agrees that it will take any actions which may be necessary and appropriate to respond timely to the Nevada Gaming Authorities. Failure by LEGENDS or personnel associated with the Production to respond as required by the Nevada Gaming Authorities shall constitute grounds for immediate termination of this Agreement by IMPERIAL PALACE, without any further obligation or liability whatsoever on the part of IMPERIAL PALACE.

         23. Notice. All notices required or permitted to be given hereunder shall be in writing and shall be delivered in person or by certified mail, return receipt requested, postage pre-paid and addressed as follows:


TO STUART or LEGENDS:                         TO IMPERIAL PALACE:
John W. Stuart                                IMPERIAL PALACE, Inc.
4625 W. Nevso Drive                           3535 Las Vegas Blvd. South
Las Vegas, NV 89103                           Las Vegas, NV  89109


or to such other address as such party may hereafter designate in writing. Notices mailed as provided herein shall be deemed given on the third business day following the date the notice is deposited in the United States mail.

         24. Attorneys' Fees. In the event either IMPERIAL PALACE or LEGENDS shall bring any action or proceeding for damages for an alleged breach of any provision of this Agreement, to enforce, protect, or establish any right or remedy of either party, the prevailing party shall be entitled to recover as a part of such action or proceedings reasonable attorneys' fees and court costs.

         25. Severability. If any portion of this Agreement is in conflict with any applicable Federal or State law now in force or hereafter enacted, such provisions shall become inoperative, but all other provisions of this Agreement shall remain in full force and effect.

         26. Interpretation. This Agreement shall be interpreted in accordance with the laws of the State of Nevada.

         27. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the matters covered herein, and no other agreement, statement or promise made by any party or to any employee, officer, or agent of any party, which is not contained in this Agreement shall be binding or valid.

         IN WITNESS WHEREOF, the parties described above enter into this Agreement on the day and year first above written.



ACCEPTED AND AGREED TO:                           ACCEPTED AND AGREED TO:



LEGENDS IN CONCERT, INC.                          IMPERIAL PALACE, INC.





By: _________________________________                By:_______________________

         JOHN W. STUART, President                   RALPH ENGELSTAD, President



____________________________
JOHN W. STUART, individually